Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

October 9, 2012

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Alternatives >

iPath® Global Carbon ETN (GRN)

iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN (XXV)

iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN (II) (IVOP)

iPath® S&P 500 Dynamic VIX ETN (XVZ)

iPath® S&P 500 VIX Short-Term FuturesTM ETN (VXX)

iPath® S&P 500 VIX Mid-Term FuturesTM ETN (VXZ)

Commodities >

Broad

iPath® Pure Beta Broad Commodity ETN (BCM)

iPath® Pure Beta S&P GSCITM-Weighted ETN (SBV)

iPath® Dow Jones-UBS Commodity Index Total ReturnSM ETN (DJP)}

iPath® S&P GSCITM Total Return Index ETN (GSP)

Sector

iPath® Pure Beta Agriculture ETN (DIRT)

iPath® Pure Beta Energy ETN (ONG)

iPath® Pure Beta Grains ETN (WEET)

iPath® Pure Beta Industrial Metals ETN (HEVY)

iPath® Pure Beta Livestock ETN (LSTK)

iPath® Pure Beta Precious Metals ETN (BLNG)

iPath® Pure Beta Softs ETN (GRWN)

iPath® Dow Jones-UBS Agriculture Subindex Total ReturnSM ETN (JJA)

iPath® Dow Jones-UBS Energy Subindex Total ReturnSM ETN (JJE)

iPath® Dow Jones-UBS Grains Subindex Total ReturnSM ETN (JJG)

iPath® Dow Jones-UBS Industrial Metals Subindex Total ReturnSM ETN (JJM)

iPath® Dow Jones-UBS Livestock Subindex Total ReturnSM ETN (COW)

iPath® Dow Jones-UBS Precious Metals Subindex Total ReturnSM ETN (JJP)

iPath® Dow Jones-UBS Softs Subindex Total ReturnSM ETN (JJS)

Single Commodities

Energy

iPath® Seasonal Natural Gas ETN (DCNG)

iPath® Pure Beta Crude Oil ETN (OLEM)

iPath® Dow Jones-UBS Natural Gas Subindex Total ReturnSM ETN (GAZ)

iPath® S&P GSCITM Crude Oil Total Return Index ETN (OIL)

Industrial Metals

iPath® Pure Beta Aluminum ETN (FOIL)

iPath® Pure Beta Copper ETN (CUPM)

iPath® Pure Beta Lead ETN (LEDD)

iPath® Pure Beta Nickel ETN (NINI)

iPath® Dow Jones-UBS Aluminum Subindex Total ReturnSM ETN (JJU)

iPath® Dow Jones-UBS Copper Subindex Total ReturnSM ETN (JJC)

iPath® Dow Jones-UBS Lead Subindex Total ReturnSM ETN (LD)

iPath® Dow Jones-UBS Nickel Subindex Total ReturnSM ETN (JJN)

iPath® Dow Jones-UBS Tin Subindex Total ReturnSM ETN (JJT)

Precious Metals

iPath® Dow Jones-UBS Platinum Subindex Total ReturnSM ETN (PGM)

Softs

iPath® Pure Beta Cocoa ETN (CHOC)

iPath® Pure Beta Coffee ETN (CAFE)

iPath® Pure Beta Cotton ETN (CTNN)

iPath® Pure Beta Sugar ETN (SGAR)

iPath® Dow Jones-UBS Cocoa Subindex Total ReturnSM ETN (NIB)

iPath® Dow Jones-UBS Coffee Subindex Total ReturnSM ETN (JO)

iPath® Dow Jones-UBS Cotton Subindex Total ReturnSM ETN (BAL)

iPath® Dow Jones-UBS Sugar Subindex Total ReturnSM ETN (SGG)

Currencies >

iPath® EUR/USD Exchange Rate ETN (ERO)

iPath® GBP/USD Exchange Rate ETN (GBB)

iPath® JPY/USD Exchange Rate ETN (JYN)

iPath® Optimized Currency Carry ETN (ICI)

iPath® GEMS Asia 8 ETN (AYT)

iPath® GEMS IndexTM ETN (JEM)

iPath® Asian & Gulf Currency Revaluation ETN (PGD)

Emerging Markets >

iPath® MSCI India IndexSM ETN (INP)

Fixed Income >

iPath® US Treasury Steepener ETN (STPP)

iPath® US Treasury Flattener ETN (FLAT)

iPath® US Treasury 2-year Bull ETN (DTUL)

iPath® US Treasury 2-year Bear ETN (DTUS)

iPath® US Treasury 5-year Bull ETN (DFVL)

iPath® US Treasury 5-year Bear ETN (DFVS)}

iPath® US Treasury 10-year Bull ETN (DTYL)

iPath® US Treasury 10-year Bear ETN (DTYS)

iPath® US Treasury Long Bond Bull ETN (DLBL)

iPath® US Treasury Long Bond Bear ETN (DLBS)

Leveraged>

Domestic Equity >

Large Cap >

iPath® Long Extended Russell 1000TM TR Index ETN (ROLA)

iPath® Long Extended S&P 500TM TR Index ETN (SFLA)

iPath® Long Enhanced S&P 500 VIX Mid-Term Futures™ ETN (II)

(VZZB)

Small Cap >

iPath® Long Extended Russell 2000 TM TR Index ETN (RTLA)

International Equity >

Developed Markets >

iPath® Long Enhanced MSCI EAFE TM Index ETN (MFLA)

iPath® Short Enhanced MSCI EAFE TM Index ETN (MFSA)

Emerging Markets >

iPath® Long Enhanced MSCI Emerging Markets Index ETN (EMLB)

iPath® Short Enhanced MSCI Emerging Markets Index ETN (EMSA)

Strategies >

iPath® CBOE S&P 500 BuyWriteSM Index ETN (BWV)

iPath® Optimized Currency Carry ETN (ICI)

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FINANCIAL PROFESSIONAL VERSION

Welcome:
Sugar	Agriculture	Coffee	Broad		Financial Professional

>SGAR	>DIRT	>CAFÉ	>BCM		Financial Professionals

may access the latest:
Commodities exposure.					ETN Strategies
Now refined into					Presentations
18 Pure Beta ETNs.					Product Briefs

				[Get Refined > ]	Login to Learn More >>
I am not a Financial Professional >>

About iPath® ETNs

About iPath® ETNs iPath® Exchange Traded Notes (ETNs) are innovative investment products from Barclays that seek to provide investors with a way to access the returns of a market or strategy, less investor fees.

iPath® ETNs offer:

•	Cost Efficiency

•	Daily Exchange Liquidity

•	Index Tracking

Learn more about iPath® ETNs >>

iPath® Announcements

October 5, 2012 - Barclays Bank PLC to Automatically Redeem the iPath® Long Enhanced S&P 500 Vix Mid-Term Futures™ ETN (II) See press release to learn more »

September 21, 2012 - Barclays Bank PLC Announces Reverse Split of iPath® S&P 500 VIX Short-Term Futures™ Exchange Traded Notes See press release to learn more »

September 13, 2012 - Barclays Bank PLC to automatically redeem the iPath® Short Extended Russell 2000® TR Index ETN (ticker: RTSA). See press release to learn more »

Dig Deeper into leveraged ETNs

iPath® Leveraged ETNs offer exposure to a host of equities where your leverage factor is locked in from point of purchase, with no tracking error and no resets.

Learn more »

INDIVIDUAL INVESTOR VERSION

Welcome:
Sugar	Agriculture	Coffee	Broad		U.S. Individual Investor

>SGAR	>DIRT	>CAFÉ	>BCM		Get the latest details to make informed decisions about iPath® ETNs.
• Product Prospectuses
Commodities exposure.					• Fact Sheets
Now refined into					• Category Basics
18 Pure Beta ETNs.

				[Get Refined > ]	Learn More >>
I am not an Individual Investor >>

About iPath® ETNs

About iPath® ETNs iPath® Exchange Traded Notes (ETNs) are innovative investment products from Barclays that seek to provide investors with a way to access the returns of a market or strategy, less investor fees.

iPath® ETNs offer:

•	Cost Efficiency

•	Daily Exchange Liquidity

•	Index Tracking

Learn more about iPath® ETNs >>

iPath® Announcements

October 5, 2012 - Barclays Bank PLC to Automatically Redeem the iPath® Long Enhanced S&P 500 Vix Mid-Term Futures™ ETN (II) See press release to learn more »

September 21, 2012 - Barclays Bank PLC Announces Reverse Split of iPath® S&P 500 VIX Short-Term Futures™ Exchange Traded Notes See press release to learn more »

September 13, 2012 - Barclays Bank PLC to automatically redeem the iPath® Short Extended Russell 2000® TR Index ETN (ticker: RTSA).

See press release to learn more »

Dig Deeper into leveraged ETNs

iPath® Leveraged ETNs offer exposure to a host of equities where your leverage factor is locked in from point of purchase, with no tracking error and no resets.

Learn more »

Selected Risk Considerations

An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement.

You May Lose Some or All of Your Principal: The ETNs are exposed to change in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.

A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs.

No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs.

Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement.

Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Investments, LLC, assists in the promotion of the iPath ETNs.

The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones®,” “DJ,” “Dow Jones Indexes”, “UBS”, “Dow Jones-UBS Commodity IndexSM”, “DJ-UBSCISM”, “Dow Jones-UBS Commodity Index Total ReturnSM”, “Dow Jones-UBS Agriculture Subindex Total ReturnSM”, “Dow Jones-UBS Aluminum Subindex Total ReturnSM”, “Dow Jones-UBS Cocoa Subindex Total ReturnSM”, “Dow Jones-UBS Coffee Subindex Total ReturnSM”, “Dow Jones-UBS Copper Subindex Total ReturnSM”, “Dow Jones-UBS Cotton Subindex Total ReturnSM”, “Dow Jones-UBS Energy Subindex Total ReturnSM”, “Dow Jones-UBS Grains Subindex Total ReturnSM”, “Dow Jones-UBS Industrial Metals Subindex Total ReturnSM”, “Dow Jones-UBS Lead Subindex Total ReturnSM”, “Dow Jones-UBS Livestock Subindex Total ReturnSM”, “Dow Jones-UBS Natural Gas Subindex Total ReturnSM”, “Dow Jones-UBS Nickel Subindex Total ReturnSM”, “Dow Jones-UBS Platinum Subindex Total ReturnSM”, “Dow Jones-UBS Precious Metals Subindex Total ReturnSM”, “Dow Jones-UBS Softs Subindex Total ReturnSM”, “Dow Jones-UBS Sugar Subindex Total ReturnSM” and “Dow Jones-UBS Tin Subindex Total ReturnSM” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, have been licensed to CME Indexes and have been sub-licensed for use for certain purposes by Barclays Bank PLC. The ETNs based on the indices are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME Indexes, or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the ETNs based on the indices or any member of the public regarding the advisability of investing in securities or commodities generally or in the ETNs based on any of the indices particularly.

The MSCI indexes are the exclusive property of MSCI, Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The relevant pricing supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

“S&P GSCI®”, “S&P GSCI® Index”, “S&P GSCI® Total Return Index”, “S&P GSCI® Commodity Index” and “S&P GSCI® Crude Oil Total Return Index” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by S&P. S&P does not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P GSCI® to track general stock market performance.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500TM” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), and “BuyWrite” and “CBOE” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”). These marks have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by S&P or the CBOE and neither S&P nor CBOE make any representation regarding the advisability of investing in the ETNs.

“Standard & Poor’s®”, “S&P®”, “S&P 500®” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the ETNs.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500TM”, “S&P 500 VIX Short-Term Futures™”, “S&P 500 VIX Mid-Term Futures™” and “S&P 500® Dynamic VIX Futures™” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P. The ETNs are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of either index to track market performance.

“Russell 1000® Index” and “Russell 2000® Index” are trademarks of Frank Russell Company and have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold, or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the ETNs.

Each of the Barclays commodities indices referenced herein is a trademark of Barclays Bank PLC.

“Barclays US Treasury 2Y/10Y Yield Curve IndexTM”, “Barclays 2Y US Treasury Futures Targeted Exposure IndexTM”, “Barclays 5Y US Treasury Futures Targeted Exposure IndexTM”, “Barclays 10Y US Treasury Futures Targeted Exposure IndexTM” and “Barclays Long Bond US Treasury Futures Targeted Exposure IndexTM” are trademarks of Barclays Bank PLC.

“Barclays Optimized Currency Carry IndexTM” and the “USD Optimized Currency Carry IndexTM” are trademarks of Barclays Bank PLC.

“Barclays Global Carbon IndexTM” and “Barclays Global Carbon Index Total ReturnTM” are trademarks of Barclays Bank PLC.

© 2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE

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BEGIN VZZB Automatic Redemption Page

Index: S&P 500 VIX Mid-Term Futures™ Index TR

Exposure: Long Enhanced1

Certain iPath ETNs linked to a leveraged participation in the performance of the S&P 500 VIX Mid-Term Futures™ Index TR, as indicated in the table below, will be automatically redeemed by the issuer, Barclays Bank PLC, at their automatic redemption value on the automatic redemption date.

The respective iPath ETN is being redeemed as the result of an automatic termination event occurring on the date listed below, when the intraday indicative note value was equal to or less than the applicable automatic termination level. Please see the relevant prospectus for additional information relating to automatic termination.

Ticker	Name	Automatic Termination Date[2]	Automatic Termination Level	Automatic Redemption Value[3]	Automatic Redemption Date[4]	Prospectus
VZZB	iPath® Long Enhanced S&P 500 VIX Mid-Term Futures™ ETN (II)	October 5, 2012	$10	$10	October 15, 2012	Download

Implications for Investors

Holders of the applicable iPath ETN on the automatic redemption date will receive a cash payment, per ETN, equal to the automatic redemption value.

For tax implications of purchasing replacement securities offering similar exposure, including the potential application of the wash sale rules, please consult a tax professional.

[1]

For the iPath Leveraged ETNs, “enhanced” refers to an initial leverage factor of 2 on the date of the ETN’s issuance and “extended” refers to an initial leverage factor of 3 on the date of the ETN’s issuance. Because the leveraged exposure to the underlying index does not reset, investors who invest at a time other than inception of the each respective iPath Leveraged ETN will invest at a different “participation”—or value of the notional exposure per ETN to the performance of the underlying index relative to the value of each ETN—and therefore may have a different leverage ratio than the initial leverage factor. For more information on the participation, see the section entitled “Participation” in the applicable prospectus or the Basics of iPath Leveraged Exchange Traded Notes paper.

[2]

An automatic termination event occurred because the intraday indicative note value of the relevant series of iPath ETNs was less than or equal to the automatic termination level on the automatic termination date.

[3]	The automatic redemption value was determined in accordance with the procedures set forth in the prospectus relating to the relevant series of iPath ETNs, available at download.
[4]	Holders of the ETNs on the automatic redemption date will receive a payment equal to the automatic redemption value on the fifth business day following the automatic termination date.

Selected Risk Considerations

An investment in the iPath ETNs (the “Securities”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. Capitalized terms used below but not defined herein shall have the meanings attributed to them in the applicable prospectus supplement and pricing supplement.

Credit of Barclays Bank PLC: The Securities are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification trade price fluctuations, uncertain principal repayment, and liquidity. Investing in the Securities is not equivalent to investing directly in an index or in any particular index components. The investor fee will reduce the amount of your return at maturity or on redemption and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities if the level of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in the Securities may not be suitable for all investors.

Restrictions on the Minimum Number of Securities and Date Restrictions for Redemptions: The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable pricing supplement. You may only redeem your Securities on an optional redemption date if we receive notice of the redemption from you by certain dates and times as set forth in the pricing supplement. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

Market and Volatility Risk: For an investment in Securities (“iPath Long ETNs”) linked to a leveraged participation in the performance of the S&P 500® Total Return Index, the Russell 1000® Total Return Index, the Russell 2000® Total Return Index, the MSCI EAFE® Net Total Return Index, the MSCI Emerging Markets Net Total Return Index, or the S&P 500® VIX Mid-Term Futures™ Total Return Index any decrease in the level of the underlying index will result in a significantly greater decrease in the repayment amount and you may receive less than your original investment in the ETNs at maturity or upon redemption. For an investment in Securities (“iPath Short ETNs”) linked to a leveraged participation in the inverse performance of the S&P 500® Total Return Index, the Russell 1000® Total Return Index, the Russell 2000® Total Return Index, the MSCI EAFE® Net Total Return Index, or the MSCI Emerging Markets Net Total Return Index, any increase in the level of the underlying Index will result in a significantly greater decrease in the repayment amount and you may receive less than your original investment in the Securities at maturity or upon redemption.

Leverage Risk: An investment in Securities linked to a leveraged participation in the performance (in the case of the iPath Long ETNs) or the inverse performance (in the case of the iPath Short ETNs) of the applicable underlying index is subject to risks associated with fluctuations, particularly a decrease (in the case of the iPath Long ETNs) or an increase (in the case of the iPath Short ETNs) in the value of the underlying index. The market value of the Securities may be influenced by many unpredictable factors. Leverage increases the sensitivity of the Securities to changes in the value of the underlying index. The ratio between the value of the Securities and the notional exposure of each Security to the underlying index will fluctuate during the term of the Securities.

Automatic Redemption: If the level of the underlying index decreases (in the case of the iPath Long ETNs) or increases (in the case of the iPath Short ETNs) sufficiently such that, on any valuation date prior to or on the final valuation date, the intraday indicative note value of the Securities is less than or equal to the automatic termination value per Security, the Securities will be automatically redeemed at the automatic redemption value, which is determined by the calculation agent as soon as practicable following the occurrence of an automatic termination event (or for the iPath Long ETNs linked to the S&P 500 VIX Mid-Term Index, at the close of business on the automatic termination date). Therefore, the payment you receive on the automatic redemption date may be less than the intraday indicative note value at the time of the automatic termination event. Following the calculation of the automatic redemption value, you will not benefit from any subsequent increase (in the case of the iPath Long ETNs) or decrease (in the case of the iPath Short ETNs) in the applicable index level. The payment you receive following an automatic termination event may be significantly less than the principal amount of the Securities and may equal $0.

Particular Risks Associated with the VIX Index: An investment in Securities linked to a leveraged participation in the performance of the S&P 500 VIX Mid-Term Futures™ Index TR is subject to particular risks associated with fluctuations, particularly a decline, in the performance of the index. Because the performance of the index is linked to the CBOE Volatility Index (the “VIX Index”), the performance of the index will depend on many factors including the level of the S&P 500® Index, the prices of options on the S&P 500® Index, and, consequently, the level of the VIX Index. Additional factors that may contribute to fluctuations in the level of the index include prevailing market prices and forward volatility levels of the U.S. stock markets and the equity securities included in the S&P 500® index, the prevailing market prices of options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® Index and the VIX Index, interest rates, supply and demand in the listed and over-the-counter equity derivative markets as well as hedging activities in the equity-linked structured product markets.

You may lose some or all of your principal: The Securities are exposed to any decline in the level of the Index caused by any daily decrease in the level of the applicable index (in the case of iPath Long ETNs) or daily increase in the level of the Index (in the case of iPath Short ETNs). Additionally, if the level of the applicable index is insufficient to offset the negative effect of the daily financing charge and investor fee, you will lose some or all of your investment at maturity or upon redemption.

A trading market for the Securities may not develop: Although the Securities are listed on NYSE Arca, a trading market for the Securities may not develop. Certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, although they are not required to and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. Therefore, the liquidity of the Securities may be limited.

No interest payments from the Securities: You will not receive any interest payments on the Securities.

Uncertain tax treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

END VZZB Automatic Redemption Page